Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2013 THIRD QUARTER RESULTS

Margins on New Project Awards Continue to Increase

HOUSTON, TX – November 11, 2013 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Financial Results Compared to Third Quarter 2012:
•	Revenues were $185.9 million compared to $205.3 million;
•	Gross margin was 4.5% of revenues compared to 6.9%;
•	General and administrative expenses as a percentage of revenues were 4.4% compared to 5.0%;
•	Operating income was $1.5 million compared to $4.2 million;
•	Net loss attributable to Sterling common stockholders was $0.2 million compared to net income of $1.0 million;
•	Net loss per diluted share attributable to common stockholders was $0.06 compared to net income per diluted share of $0.01; and,
•
Excluding the impact of the revaluation of a liability related to noncontrolling interest owners, the net loss per diluted share attributable to common stockholders was $0.01 compared to net income per diluted share of $0.06.

Third Quarter 2013 Highlights:
•	Bookings of $165 million were up 4.4% from the third quarter of 2012 and increased 7.1% from the second quarter of 2013;
•	Total backlog as of September 30, 2013 was $694 million, an increase of 5.8% since
December 31, 2012;
•
At quarter end the backlog of projects awarded in 2012 was 38% of total backlog, or $261 million with an average gross margin of 6.3%; the backlog of projects awarded during 2013 was 45% of total backlog, or $314 million and carries an average gross margin of 8.3%; and,

•	Total backlog at September 30, 2013 excluded $120 million of projects where we were the apparent low bidder but had not yet been awarded the contract.

Business Overview

Revenues for the third quarter 2013 decreased 9.4% compared to the third quarter of 2012, primarily due to the completion of several large projects in Utah, particularly the $1.1 billion I-15 CORE Reconstruction Joint Venture Project, of which the Company’s Utah subsidiary had a 12.5% interest, resulting in approximately $136 million in aggregate revenues for the project.  The Company, however achieved 39.4% sequential quarterly top line growth reflecting gains in backlog in the first half of the year, and warmer weather seasonal improvement typical of the third quarter, particularly in Utah, Nevada and Northern California.

Gross profit in the current third quarter was $8.4 million, a significant turnaround from the second quarter of 2013, when the Company posted a gross loss of $16.6 million due to downward revisions of estimated revenues and gross profit on projects in Texas and Arizona.  Gross margins throughout 2013 have been depressed due to the low margins on contracts added to backlog before 2012, many of which have experienced downward revisions in gross profit in 2011, 2012 and 2013.  During the third quarter of 2013, revenues for pre-2012 projects were $60.0 million, or 32% of total third quarter revenues.

With respect to the gross margin profile of our backlog, 17% or $118 million of our total backlog as of September 30, 2013 relates to projects awarded before 2012 and carries an average gross margin of 1.8%.  These projects primarily consist of contracts in our Texas markets which, as a result of the significant downward revisions in estimated gross profits, have adversely affected gross margins over the 2011 through September 2013 period.  We expect to complete work on a significant portion of these low margin contracts by the second quarter of 2014.  In contrast, 38% or $261 million of 2012 projects in backlog carry an average gross margin of 6.3% and projects in backlog that were awarded in 2013 represent 45%, or $314 million, and carry an average gross margin of approximately 8.3%.

General and administrative expenses of $8.2 million were approximately $2.1 million, or 20.3%, less than the third quarter of 2012 as a result of one-time hiring bonus and retirement payments for executive management in the prior year period.  For the nine months ended September 30, 2013, general and administrative expenses were $27.3 million, an increase of 3.4% from the prior year period as a result of additions to the information systems team hired in the fourth quarter of 2012 to upgrade the Company’s IT infrastructure, certain non-recurring costs related to the implementation of process enhancements aimed at improving operational control and efficiency, and an increase in certain employee benefit and termination costs.

The revaluation of the liability to noncontrolling interest owners for the three months ended September 30, 2013 had a $0.05 per share negative impact on the net loss per basic and diluted share amounts attributable to Sterling common stockholders, which was consistent with the third quarter of 2012 when there was also a $0.05 per share negative impact.

For the third quarter and first nine months of 2013, capital expenditures were $4.6 million and $11.3 million, respectively, compared with $10.0 million and $27.8 million, respectively, in the comparable 2012 periods, and we continue to expect capital expenditures for the year to remain significantly below 2012 levels.

Financial Position
Our financial condition remains sound.  At September 30, 2013:
•	Working capital totaled $54.0 million, including $26.0 million of cash, cash equivalents and short-term investments;
•	We had borrowings of $20.4 million on the credit facility and have $27.6 million of availability;
•	Tangible net worth of $136.0 million exceeded the amount necessary to support our bonding requirements.

CEO Remarks
Peter MacKenna, President and Chief Executive Officer of Sterling commented, “We achieved significantly improved results in the third quarter relative to the second and first quarters of 2013.  In addition to seasonally stronger revenues, we began to benefit from the improving composition of our backlog, which translated into a substantial increase in gross profit and gross margin relative to the first two quarters of the year.”

Mr. MacKenna continued, “Bookings trends continue to strengthen. The three months ended September 30th was our third consecutive quarter of sequential growth in bookings, reflecting the consistent improvement in the construction environment particularly in the Texas market, as well as traction we are gaining in California and Hawaii. Additionally, our Utah subsidiary is heavily involved in the repair of roadways damaged by the recent flooding in Colorado. We are also achieving increasing success in diversifying our project portfolio away from commoditized public sector work with an emphasis on attractive private sector opportunities such as railway infrastructure, commercial/institutional projects and parking structures. Most importantly, the margins associated with 2013 bookings are materially higher than those of previous years. As of the end of September, our year to date “apparent low bid”-to-bill ratio was 1.36:1 with an average margin of 8.5%. At the same time, we are steadily burning off the low margin work added to our backlog during the highly competitive market environment of the recession and the several years that followed. Currently, approximately 17% of our total backlog is comprised of legacy projects, or jobs booked prior to 2012, and we are on track to complete a significant portion of this legacy backlog by the second quarter of 2014.”

Outlook
Mr. MacKenna concluded, “Our focus for the final quarter of 2013 and the coming year is on improving profitability.  Our current mix of projects in backlog, and those that we are pursuing point to meaningful, sustainable gross margin expansion over the coming year.  With respect to general and administrative expenses, while we have made significant investment in process-improvements and management talent over the past year to achieve better integration and execution across our operations, we maintain tight cost controls and expect G&A to approximate our current run rate for the next several quarters.  Capital expenditures should remain well below 2012 levels, as our current fleet of equipment supplemented by leased assets as needed provides us with more than adequate capacity to capitalize on a growing pipeline of project opportunities.  In summary, with the many actions we have taken to enhance our operational effectiveness, and the progress we’ve made in improving the margin profile of our backlog, we enter 2014 confident in our ability to achieve better margins and overall profitability.”

Conference Call
Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 11:00 am ET/10:00 am CT, today, Monday, November 11, 2013.  Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Thomas R. Wright, EVP & Chief Financial Officer	The Equity Group Inc.
281-951-3508	Fred Buonocore 212-836-9607
Brian Manning, P.E.	Linda Latman 212-836-9609
EVP & Chief Development Officer
281-821-9091

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$185,935	$205,283	$430,320	$472,418
Cost of revenues	(177,576)	(191,114)	(437,211)	(441,216)
Gross profit (loss)	8,359	14,169	(6,891)	31,202
General and administrative expenses	(8,176)	(10,259)	(27,273)	(26,369)
Other operating income, net	1,340	261	1,599	3,017
Operating income (loss)	1,523	4,171	(32,565)	7,850
Gain on sale of securities and other	163	617	838	1,700
Interest income	335	287	871	1,214
Interest expense	(306)	(159)	(614)	(978)
Income (loss) before income taxes and earnings attributable to noncontrolling interests	1,715	4,916	(31,470)	9,786
Income tax (expense) benefit	380	(847)	12,928	2,146
Net income (loss)	2,095	4,069	(18,542)	11,932
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(2,284)	(3,079)	(3,250)	(15,155)
Net income (loss) attributable to Sterling common stockholders	$(189)	$990	$(21,792)	$(3,223)

Net income (loss) per share attributable to Sterling common stockholders:
Basic	$(0.06)	$0.01	$(1.38)	$(0.27)
Diluted	$(0.06)	$0.01	$(1.38)	$(0.27)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,652,074	16,404,749	16,626,118	16,362,429
Diluted	16,652,074	16,504,033	16,626,118	16,362,429

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,014	$3,142
Short-term investments	21,016	49,211
Contracts receivable, including retainage	90,663	70,815
Costs and estimated earnings in excess of billings on uncompleted contracts	31,481	20,592
Inventories	5,375	3,731
Deferred tax asset, net	1,928	1,803
Receivables from and equity in construction joint ventures	12,260	11,005
Other current assets	9,026	4,459
Total current assets	176,763	164,758
Property and equipment, net	95,926	102,308
Goodwill	54,820	54,820
Long-term deferred tax asset, net	14,198	2,973
Other assets, net	12,405	6,651
Total assets	$354,112	$331,510
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$79,113	$47,796
Billings in excess of costs and estimated earnings on uncompleted contracts	31,070	18,918
Current maturities of long-term debt	220	73
Accrued compensation	7,810	4,909
Current obligation for noncontrolling owners’ interest in subsidiaries and
joint ventures	524	2,887
Other current liabilities	3,980	2,691
Total current liabilities	122,717	77,274
Long-term liabilities:
Long-term debt, net of current maturities	20,568	24,201
Other long-term liabilities	2,245	2,728
Total long-term liabilities	22,813	26,929
Commitments and contingencies
Obligations for noncontrolling owners’ interests in subsidiaries and joint ventures	17,759	14,721
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 19,000,000 shares authorized, 16,662,824 and 16,495,216 shares issued	167	165
Additional paid in capital	197,168	197,067
Retained earnings (deficit)	(9,906)	12,220
Accumulated other comprehensive income (loss)	(191)	696
Total Sterling common stockholders’ equity	187,238	210,148
Noncontrolling interests	3,585	2,438
Total equity	190,823	212,586
Total liabilities and equity	$354,112	$331,510